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                     JOANNA VARVOS PROFESSIONAL CORPORATION          Exhibit 5.1
                              83 HAWKCLIFF WAY N.W.
                               CALGARY, AB T3G 2S3
                                 (403) 241-9454

January 5, 2005

QSound Labs, Inc.
400 - 3115 12th Street NE
Calgary, AB T2E 7J2

Ladies and Gentlemen:

                     Re: Registration Statement on Form F-3

We have examined the Registration Statement on Form F-3 to be filed by QSound Labs, Inc. ("Company") with the Securities and Exchange Commission on or about January 5, 2005 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,260,869 common shares (the "Shares") as follows:

      (a) 347,826 Shares ("Issued Shares") which have been issued pursuant to the Securities Purchase Agreement dated December 16, 2004 ("Securities Purchase Agreement");

      (b) 660,869 Shares ("Underlying Shares") reserved for issuance upon the exercise of certain outstanding warrants issued pursuant to the Securities Purchase Agreement; and

      (c) 252,174 Shares ("Additional Shares") reserved for issuance upon the application, if any, of certain anti-dilution adjustments pursuant to the warrants.

We have reviewed the Company's Certificate of Continuance and By-Laws. We have examined such private and public corporate documents, certificates, instruments and corporate records, and have made such other investigation as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all of our examinations we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals. We have also made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion.

Based on the foregoing, it is our opinion that: i) the Shares have been duly authorized; ii) the Issued Shares are legally and validly issued, fully-paid and non-assessable; iii) the Underlying Shares when issued and sold upon the exercise of the warrants and in accordance with terms of the warrants, and the Additional Shares when issued upon the application of the anti-dilution adjustments, if any, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Yours truly,

/s/ Joanna Varvos

Joanna Varvos, Esq.